Appendix 1

AB SKF
STOCK OPTION PLAN as amended January 29, 2002

  Purpose of the Plan. The purposes of this Stock Option Plan are to attract and retain the best available personnel, to provide additional incentive to such individuals, and to promote the success of the Company's business by aligning employee financial interests with long-term shareholder value.
  Definitions. As used herein, the following definitions shall apply:

  (a) "Board" shall mean the Board of Directors of the Company.

  (b) "CEO" shall mean the CEO of the SKF Group.

  (c) "Company" shall mean AB SKF.

  (d) "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of transfer of employment to another company in the Group, retirement, sick leave, parental leave, infant care leave, medical emergency leave, military leave, or any other leave of absence authorized in writing by the Board or the CEO prior to its commencement.

  (e) "Employee" shall mean any person, including officers and the CEO, employed by the Company or any Subsidiary of the Company.

  (f) "Option" shall mean a stock option granted pursuant to the Plan.

  (g) "Optioned Stock" shall mean the share subject to an Option.(h) "Optionee" shall mean an Employee who receives an Option.
  (i) "Plan" shall mean this AB SKF Stock Option Plan, including any amendments thereto.
  (subject to an Option.j) "Share" shall mean one class B share in AB SKF

  (k) "Subsidiary" shall mean a "subsidiary corporation", whether now or hereafterexisting as defined in the Swedish Companies Act (1975:1385).
  Administration of the Plan.

  (a) Procedure. The Plan shall be administered by the Board and, within the framework decided by the Board, by the CEO.

  (b) Powers of the Board. Subject to the provisions of the Plan, the Board, and, within the framework decided by the Board, the CEO, shall have the authority, in its discretion: (i) to grant Options; (ii) to determine, in accordance with Section 5(b) of the Plan, the fair market value of the Share; (iii) to determine, in accordance with Section 5(a) of the Plan, the exercise price per Share of Options to be granted; (iv) to determine the Employees to whom, and the time or times at which, Options shall be granted and the number of Shares to be represented by each Option; (v) to interpret the Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option; (viii) to reduce the exercise price per Share of outstanding and unexercised Options; (ix) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option; (x) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

  (c) Effect of Board's Decision. All decisions, determinations, and interpretations of the Board or the CEO shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.
  Eligibility.

  (a) Options may be granted only to Employees. For avoidance of doubt, directors are not eligible to participate in the Plan unless they are full-time Employees.

  (b) The granting of Options under the terms of this Plan is made at the sole discretion of the Board, and, within the framework decided by the Board, the CEO, and does not entitle an Optionee to receive future Options. The adoption of this Plan shall not be deemed to give any Optionee any right to be granted an Option, except to the extent as may be determined by the Board, or, within the framework decided by the Board, the CEO.

  (c) Each Option shall be evidenced by a written option agreement.

  (d) Nothing in the Plan or any Option granted hereunder shall confer upon any Optionee any right with respect to continuation of employment with the Company or a Subsidiary, nor shall it interfere in any way with the Optionee's right or the Company's or the Subsidiary's right to terminate the employment relationship at any time. No Employee shall have the right to be selected to receive an Option under this Plan or having been so selected, to be selected to receive a future Option. Neither the Option nor any benefits arising under this Plan shall constitute part of an Optionee’s employment contract with the Company or any Subsidiary and, accordingly this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to liability on the Part of the Company or any Subsidiary for severance payment.
  Exercise Price and Consideration.

  (a) The per Share exercise price under each Option shall be such price as is determined by the Board, or, within the framework decided upon by the Board, by the CEO, subject to the following:
  (i) The per Share exercise price may be less than, equal to, or greater than the fair market value per Share on the date of grant of the Option.

  (b) The fair market value per Share shall be the average market value per Share on the Stockholm Stock Exchange for the three days following the announcement of the year end result unless otherwise determined by the Board. If the Share ceases to be listed on the Stockholm Stock Exchange, the Board shall designate an alternative method of determining the fair market value of the Share.

  (c) The consideration to be paid for the Shares upon exercise of an Option, including the method of payment, shall be determined by the Board, or, within the framework decided upon by the Board, by the CEO.

  (d) The Optionee shall pay taxes and/or fees which may be payable in respect of the holding or exercise of Options, as a consequence of Swedish or foreign legislation or decisions of Swedish or foreign governmental authorities. Grants under the Plan shall be subject to all applicable tax withholding requirements.
  Exercise of Option.

  (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board, or, within the framework decided upon by the Board, by the CEO, at the time of grant, and as shall be permissible under the terms of the Plan. An Option may not be exercised for a fraction of a Share. An Option shall be exercised by delivering written notice of intention to exercise the Option, pursuant to such terms and conditions as may be determined by the Board, or, within the framework decided upon by the Board, by the CEO. The Board, or, within the framework decided upon by the Board, the CEO, shall have the authority to establish procedures under any or all methods of exercise, including designation of the brokerage firm or firms, bank or banks through which exercises may be effected, which need not be the same for each grant or for each Optionee. The Board, or, within the framework decided upon by the Board, the CEO, shall have the authority to change without notice any method of exercise for any reason whatsoever, notwithstanding the fact that the method of exercise had been available to Optionees in the past. An Optionee shall have none of the rights of a shareholder with respect to shares covered by any Option until the Optionee becomes registered as shareholder with VPC AB. Exercise of an Option in any manner shall result in a decrease in the number of Shares, which thereafter may be available for sale under the Option, by the number of Shares as to which the Option is exercised.

  (b) Termination of Status as Employee. In the event of termination of an Optionee's Continuous Status as an Employee, such Optionee may exercise stock options to the extent exercisable on the date of termination. Such exercise must occur within three (3) months (or such shorter time as may be specified in the grant), after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement). To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or does not exercise such Option within the time specified herein, the Option shall terminate.

  (c) Disability of Optionee. Notwithstanding the provisions of Section 6 (b) above, in the event of termination of an Optionee's Continuous Status as an Employee as a result of total and permanent disability (i.e., the inability to engage in work as a result of sickness or accident), the Optionee may exercise the Option, but only to the extent of the right to exercise that would have accrued had the Optionee remained in Continuous Status as an Employee for a period of twelve (12) months after the date on which the Employee ceased working as a result of the disability. Such exercise must occur within eighteen (18) months (or such shorter time as is specified in the grant) from the date on which the Employee ceased working as a result of the total and permanent disability (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement). To the extent that the Optionee was not entitled to exercise such Option within the time specified herein, the Option shall terminate.

  (d) Death of Optionee. Notwithstandingthe provisions of Section 6(b) above, in the event of the death of an Optionee:
  (i) who is at the time of death an Employee of the Company or a Subsidiary, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee twelve (12) months after the date of death; or
  (ii) whose Option has not yet expired but whose Continuous Status as an Employee terminated prior to the date of death, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

  (e) Notwithstanding subsections (b), (c), and (d) above, the Board or the CEO shall have the authority to extend the expiration date of any outstanding option in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an option beyond the date on which the option would have expired if no termination of the Employee's Continuous Status as an Employee had occurred).
  Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.
  Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Option as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of the shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise an Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume the Option or to substitute an equivalent option, in which case the Board shall, in lieu of such assumption or substitution, provide for the Optionee to have the right to exercise the Option as to all of the Optioned Stocks, including Shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period.
  Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of an option and all conditions to the grant have been satisfied, provided that conditions to the exercise of an option shall not defer the date of grant. Notice of a grant shall be given to each Employee to whom an Option is so granted within a reasonable time after the determination has been made.
  Substitutions and Assumptions. The Board shall have the right to substitute or assume Options in connection with mergers, reorganizations, separations, or other transactions.
  Data Protection

  (a) Consent to collection and processing of personal data. By participating in the Plan or accepting any rights granted under it, the Employee consents to the collection and processing by the Company and its Subsidiaries of personal data relating to the Employee by the Company and its Subsidiaries so that they can fulfill their obligations and exercise their rights under the Plan, issue certificates (if any), statements and communications relating to the Plan and generally administer and manage the Plan, including keeping records of participation levels from time to time. Any such processing shall be in accordance with the purposes and provisions of this data protection provision. References in this provision to the Company and its Subsidiaries include the Employee's employer.

  These data will include data:
  (i) already held in the Employee's records such as the Employee's name and address, ID number, payroll number, length of service and whether the Employee works full-time or part time;
  (ii) collected upon the Employee accepting the rights granted under the Plan (if applicable); and
  (iii) subsequently collected by the Company or any of its Subsidiaries in relation to the Employee's continued participation in the Plan, for example, data about shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data about the Employee and his or her participation in the Plan (e.g., the date on which the shares were granted, termination of employment and the reasons of termination of employment or retirement of the Employee).

  (b) This consent is in addition to and does not affect any previous consent provided by the Employee to the Company or its Subsidiaries.

  (c) In particular, the Employee expressly consents to the transfer of personal data about the Employee as described in paragraph (a) above by the Company and its Subsidiaries. Data may be transferred not only within the country in which the Employee is based from time to time or within the EU or the European Economic Area, but also worldwide, to other employees and officers of the Company and its Subsidiaries and to the following third parties for the purposes described in paragraph (a) above:
  (i) Plan administrators, auditors, brokers, agents and contractors of, and third party service providers to, the Company or its Subsidiaries such as printers and mail houses engaged to print or distribute notices or communications about the Plan;
  (ii) regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law;
  (iii) other third parties to whom the Company or its Subsidiaries may need to communicate/transfer the data in connection with the administration of the Plan, under a duty of confidentiality to the Company and its Subsidiaries; and
  (iv) the Employee's family members, physicians, heirs, legatees and others associated with the Employee in connection with the Plan.

  All national and international transfer of personal data is only done in order to fulfill the obligations and rights of the Company and/or its Subsidiaries under the Plan.

  The Employee has the right to be informed whether the Company or its Subsidiaries hold personal data about the Employee and, to the extent they do so, to have access to those personal data at no charge and require them to be corrected if they are inaccurate or to be destroyed if the Employee wishes to withdraw his or her consent. The Employee is entitled to all the other rights provided for by applicable data protection law, including those detailed in any applicable documentation or guidelines provided to the Employee by the Company or its Subsidiaries in the past.

  (d) The processing (including transfer) of data described above is essential for the administration and operation of the Plan. Therefore, in cases where the Employee wishes to participate in the Plan, it is essential that his/her personal data are processed in the manner described above. At any time the Employee may withdraw his or her consent.
  Amendment and Termination of the Plan.

  (a) Amendment and Termination. The Board may amend or terminate, and the CEO may within the framework decided upon by the Board amend, the Plan from time to time in such respects as the Board or the CEO may deem advisable (including, but not limited to amendments which the Board or the CEO deems appropriate to enhance the Company's ability to claim deductions related to stock option exercises).

  (b) Employees in Foreign Countries. The Board or the CEO shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Options granted to Employees employed in such countries and to meet the objectives of the Plan.

  (c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company.
  Governing Law. This plan shall be governed by the laws of Sweden. Legal proceedings regarding the option shall be commenced in the Gothenburg District Court or any other forum the jurisdiction of which is agreed upon by the Company in writing.